As filed with the Securities and Exchange Commission on October 29, 2021

Registration No. 333-133242

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-8 REGISTRATION STATEMENT NO. 333-133242

UNDER THE SECURITIES ACT OF 1933

Severn Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Maryland	52-1726127
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

200 Westgate Circle, Suite 200

Annapolis, Maryland 21401
(410) 260-2000

(Address, including Zip Code, of Principal Executive Offices)

Severn Bancorp, Inc. Stock Option and Incentive Plan

(Full title of the plan)

Alan J. Hyatt
Chairman of the Board, President and Chief Executive Officer
Severn Bancorp, Inc.
200 Westgate Circle, Suite 200
Annapolis, Maryland 21401

(410) 260-2000

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Benjamin Azoff, Esq.
Gary Lax, Esq.
Luse Gorman, PC
5335 Wisconsin Avenue, NW, Suite 780

Washington, DC 20015
Telephone: (202) 274-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”), filed by Severn Bancorp, Inc., a Maryland corporation (the “Company”), relates to the Registration Statement on Form S-8 (No. 333-133242), filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 12, 2006, pertaining to the registration of 158,400 shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company issuable under the Severn Bancorp, Inc. Stock Option and Incentive Plan previously filed by the Company (the “Registration Statement”) with the SEC.

Pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of March 3, 2021, between Shore Bancshares, Inc. (“SHBI”) and the Company, the Company will be merged with and into SHBI on October 31, 2021, with SHBI as the surviving corporation.

In connection with the anticipated filing by SHBI, as successor to the Company, of a Form 15 to suspend the Company’s duty to file reports under the Securities Exchange Act of 1934, as amended, and in accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of the Common Stock of the Company registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has authorized this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Annapolis, State of Maryland, on October 29, 2021.

SEVERN BANCORP, INC.

By:	/s/ Alan J. Hyatt
Name: Alan J. Hyatt
Title: Chairman of the Board, President and Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended